EXHIBIT 1A-6B

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to the Employment Agreement (the “Agreement”) is entered into on this November 1, 2019 by and between Sanwire Corporation (the “Company”), and Christopher Whitcomb (the “Executive”). This Amendment shall change certain terms of the Agreement dated February 5, 2018 by and between Company and Executive, attached below.

This amendment shall serve to change Section 5 of the Agreement, “Compensation and Related Matters.” Effective immediately, Executive’s base salary shall be $15,000 per month throughout the remaining term of the Agreement, including any and all extensions.

This shall be the only amendment to the Agreement and all other terms, conditions, and covenants shall remain in full force and effect.

In witness hereof, the parties hereto have agreed to and executed this Amendment on the date first above written.

Sanwire Corporation

Christopher Whitcomb
Chief Executive Officer and Chairman Executive

Christopher Whitcomb,
an individual